Exhibit 10.28.3

January 1, 2012

Dr. Robert L. Joss

Re: Consulting Agreement Renewal

Dear Bob:

This letter sets forth our mutual understanding that the Consulting Agreement dated April 5, 2010, as amended on October 28, 2010, between you and Citigroup Inc. (the “Consulting Agreement”) shall continue in effect on the same terms and conditions from January 1, 2012 through December 31, 2012 with one additional change. In a modification of paragraph 1 of the Consulting Agreement, you agree to provide consulting advice to Citi from time to time on projects as agreed by you and me.

If this arrangement is acceptable to you, please sign and return one copy of this letter to me.

Citigroup Inc.

By:	/s/ Vikram S. Pandit	By:	/s/ Robert L. Joss
	Vikram S. Pandit		Dr. Robert L. Joss
Chief Executive Officer